Exhibit 4.2

ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

October 15, 2025

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of October 15, 2025, by and among ELECTRA THERAPEUTICS, INC., a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor” and collectively as the “Investors”.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), shares of the Company’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), and/or shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issued upon conversion thereof and possess registration rights, information rights, rights of first offer and other rights pursuant to that certain Amended and Restated Investors’ Rights Agreement, dated as of February 9, 2022, by and among the Company and such Existing Investors, as amended on December 6, 2023 (the “Prior Agreement”);

WHEREAS, the undersigned Existing Investors are holders of a sufficient number of Registrable Securities of the Company as are required to amend the Prior Agreement, and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith by and among the Company and certain of the Investors (as amended from time to time, the “Series C Agreement”), which provides that as a condition to the closing of the sale of the Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), this Agreement must be executed and delivered by the undersigned.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and the Existing Investors hereby agree that the Prior Agreement shall be amended and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(b) The term “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(c) The term “Board” means the Company’s Board of Directors, as constituted from time to time.

(d) The term “Defaulting Investor” shall have the meaning set forth in the Series C Agreement.

(e) The term “Excluded Registration” means (i) a registration relating solely to the sale of securities of participants in a Company stock plan, (ii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(f) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(g) The term “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

(h) The term “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.10 of this Agreement.

(i) The term “Initial Offering” means the Company’s first Offering.

(j) The term “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k) The term “Major Investor” means each Investor (or transferee of such other Investor) holding at least (i) (a) 600,000 shares of Series B Preferred Stock and (b) 400,000 shares of Series C Preferred Stock, (ii) (x) 1,400,000 shares of Series C Preferred Stock prior to the Second Tranche Closing (as defined in the Series C Agreement) and (y) 2,100,000 shares of Series C Preferred Stock after the Second Tranche Closing, or (iii) an equivalent number of shares of Common Stock issued upon conversion of the applicable shares of Preferred Stock referenced in (i) or (ii) of this Section 1(k). Notwithstanding anything to the contrary, no Defaulting Investor shall be considered or have rights as a “Major Investor” under this Agreement.

(l) The term “Offering” means the Company’s firm commitment underwritten public offering of its Common Stock or other equity securities to the public under the Act.

(m) The term “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(n) The term “Preferred Director” shall have the meaning set forth in the Restated Certificate.

(o) “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, collectively.

(p) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(q) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, excluding any Common Stock issued upon conversion of the Preferred Stock pursuant to the “Special Mandatory Conversion” provisions of the Restated Certificate, (ii) Common Stock, or Common Stock issuable upon the conversion and/or exercise of any other securities of the Company, acquired by Investors after the date hereof; and (iii) the Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchangeable for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which his rights under Section 2 of this Agreement are not assigned and excluding for purposes of Sections 2 and 4.6 any shares for which registration rights have terminated pursuant to Section 2. 14. In addition, the number of shares of Registrable Securities outstanding shall equal the aggregate of the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities. For the avoidance of doubt, no capital stock, securities or other equity interests or any instrument exercisable or convertible into the foregoing of any Affiliate of the Company shall be Registrable Securities.

(r) The term “Requisite Preferred Director Vote” shall have the meaning set forth in the Restated Certificate.

(s) The term “Restated Certificate” shall mean the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

(t) The term “Restricted Securities” shall mean the securities of the Company required to be notated with the legend set forth in Subsection 2.13(b) hereof.

(u) The term “Rule 144” shall mean Rule 144 under the Act.

(v) The term “Rule 144(b)(1)(i)” shall mean subsection (b)(1)(i) of Rule 144 under the Act as it applies to Persons who have held shares for more than one (1) year.

(w) The term “Rule 405” shall mean Rule 405 under the Act.

(x) The term “Sanctioned Party” shall mean any Person: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (which as of the date of this Agreement comprise Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine (“Restricted Countries”)); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such Person are prohibited pursuant to applicable Sanctions.

(y) The term “Sanctions” shall mean applicable laws and regulations pertaining to trade and economic sanctions administered by the United States.

(z) The term “SEC” shall mean the Securities and Exchange Commission.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Request for Registration.

(a) Subject to the conditions of this Section 2.1, if the Company shall receive at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) six (6) months after the effective date of the Initial Offering, a written request from the Holders of a majority of the Registrable Securities then outstanding (for purposes of this Section 2.1, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $15,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.1(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1, and the Company shall include such information in the written notice referred to in Section 2.1(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to those Initiating Holders holding a majority of the

Registrable Securities then held by all Initiating Holders). Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2.1:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 2.2 below, provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.3 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected or remain effective at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right shall be exercised by the Company not more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than an Excluded Registration).

2.2 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash , the Company shall, at such time, promptly give each

Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5 of this Agreement, the Company shall, subject to the provisions of Section 2.2(c) of this Agreement, use its commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 2.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other Persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded from the offering and (ii) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, members, retired partners, Affiliates and stockholders of such Holder, or the estates and family members of any such partners, members and retired partners and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

2.3 Form S-3 Registration. In case the Company shall receive from the Holders of at least twenty percent (20%) of the Registrable Securities (for purposes of this Section 2.3, the “S-3 Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use its commercially reasonable efforts to effect, as soon as practicable, and in no event later than forty-five (45) days after the date the request is given by the S-3 Initiating Holders, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $10,000,000;

(iii) if the Company shall furnish to all Holders requesting a registration statement pursuant to this Section 2.3 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the S-3 Initiating Holders; provided that such right shall be exercised by the Company not more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than an Excluded Registration);

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 pursuant to this Section 2.3;

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

(vi) if the Company, within thirty (30) days of receipt of the request of such S-3 Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within one hundred twenty (120) days of receipt of such request (other than an Excluded Registration (but excluding from this exception a registration specified in clause (iii) of the definition of Excluded Registration)), provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or

(vii) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date ninety (90) days following the effective date of a Company-initiated registration subject to Section 2.2 of this Agreement, provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective.

(c) If the S-3 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in Section 2.3(a). The provisions of Section 2.1(b) of this Agreement shall be applicable to such request (with the substitution of Section 2.3 for references to Section 2.1).

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the S-3 Initiating Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration effected pursuant to Section 2.1 of this Agreement.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120 day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to an additional 90 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g) use its commercially reasonable efforts to cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i) promptly make available for inspection by the selling Holders, any underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(j) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(k) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

Notwithstanding the provisions of this Section 2, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations;

(ii) materially and adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders;

provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or Affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.4, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.5 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1, 2.2 and 2.3 of this Agreement, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.3 of this Agreement if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 2.1 and 2.3 of this Agreement.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, Affiliates, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission of a material fact required to be stated in such registration statement, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon a Violation that occurs in reliance upon, and in conformity with, written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling Person or other aforementioned Person.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 2.8(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 2.8(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.8 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.8(b), shall exceed the net proceeds from the offering received by such Holder and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the net proceeds from the offering received by such Holder (net of any expenses paid by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

2.9 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for the Initial Offering), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) is an Affiliate, subsidiary, parent, partner, limited partner, retired partner, member or stockholder of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder or any of such Holder’s family members or (c) after such assignment or transfer, holds at least 332,406 shares of Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization), provided: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.12 of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 2.1, Section 2.2 or Section 2.3 of this Agreement on other than a pro rata basis with respect to the Registrable Securities, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 4.9.

2.12 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter during the period commencing on the date of effectiveness of the registration statement for the Initial Offering for its own behalf of shares of its Common Stock or any other equity securities under the Act on a registration statement on Form S-1, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock, the common stock or other securities, in cash, or otherwise. The foregoing provisions of this Section

2.12 (A) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement in the Initial Offering or acquired by a Holder from an underwriter in the Initial Offering or to the establishment of a trading plan pursuant to Rule 10b5-1, provided that such plan does not permit transfers during the restricted period, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and (B) shall be applicable to the Holders only if, with respect to the applicable transaction, all officers and directors of the Company are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with the Initial Offering, with such registration are intended third-party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Initial Offering that are consistent with this Section 2.12 or that are necessary to give further effect thereto.

(b) In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder subject to the foregoing covenant (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements, unless such waiver or termination (i) is with respect to a Company stockholder who is not an Investor and (ii) does not exceed $1,000,000 per stockholder or $2,500,000 in the aggregate.

2.13 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities or any right or interest therein, shall not be sold, assigned, pledged or in any manner transferred, whether voluntarily or by operation of law, or by gift or otherwise, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge or transfer, to any proposed purchaser, pledgee or transferee that is an actual or potential competitor of the Company, as determined in good faith by the Board; provided, however, that (i) any financial investment firm that, together with its Affiliates, holds less than five percent (5%) of the outstanding equity of a competitor of the Company, as determined in good faith by the Board, and does not have (and does not have any Affiliates that have) the right to designate any members of the Board of Directors of any competitor of the Company, as determined in good faith by the Board, shall not be deemed a competitor with respect to this Section 2.13 and (ii) Affiliates of an Investor shall not be deemed competitors for purposes of this Section 2.13(a). Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144, in each case, to be bound by the terms of this Section 2.13.

(b) Each certificate, instrument or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.13(c)) be notated with legends substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

“THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN INVESTORS’ RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(c) The Holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2.13. Before any proposed sale, pledge or transfer of any Restricted Securities, unless there is in effect a registration statement under the Act covering the proposed transaction or following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge or transfer of the Restricted Securities may be effected without registration under the Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with Rule 144; (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Section 2.13; or (z) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder in the case of internal restructuring purposes. Each certificate, instrument or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Subsection 2.13(b), except that such certificate, instrument or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Act.

2.14 Termination and Suspension of Registration Rights.

(a) No Holder shall be entitled to exercise any right provided for in this Section 2 and all such rights shall terminate upon the earliest to occur of:

(i) after four (4) years following the consummation of the Initial Offering or such later date that is one hundred eighty (180) days following the expiration of all deferrals of the Company’s obligations pursuant to Section 2 that remain in effect as of the fourth (4th) anniversary of the consummation of the Initial Offering;

(ii) as to any Holder, such earlier time after the Initial Offering at which such Holder (i) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration; or

(iii) the consummation of a Liquidation Event, as that term is defined in the Restated Certificate as in effect on the date of this Agreement and regardless of the date on which such event occurs.

(b) The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2 shall be suspended during any time as such Holder is a Sanctioned Party.

3. Covenants of the Company.

3.1 Delivery of Financial Statements.

(a) The Company shall, upon request, deliver to each Major Investor, provided that the Board has not determined in good faith that such Major Investor is an actual or potential competitor of the Company:

(i) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an unaudited income statement for such fiscal year, an unaudited balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and an unaudited statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP);

(ii) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP);

(iii) as soon as practicable, but in any event sixty (60) days after the end of each fiscal year, an annual budget (the “Approved Annual Budget”) and business plan for that upcoming fiscal year, approved by the Requisite Preferred Director Vote;

(iv) not later than sixty (60) days after the start of each fiscal year, the Company’s annual operating and business plan, including balance sheets, income statements, and statements of cash flow, for the Company in respect of such fiscal year, all itemized in reasonable detail; and

(v) such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection (iv) or any other subsection of Section 3.1 to provide information that (A) it deems in good faith to be a trade secret or similar confidential information or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(b) Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor that is not an actual or potential competitor of the Company, as determined in good faith by the Board, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that (A) it deems in good faith to be a trade secret or similar confidential information or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 3.1 and 3.2 shall terminate and be of no further force or effect upon the earlier to occur of (a) the consummation of the sale of securities pursuant to a registration statement under the Act in connection with the firm commitment underwritten offering of its securities to the general public, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur, (c) with respect to any Investor that is or becomes a Sanctioned Party, for so long as such Investor is a Sanctioned Party, or (d) the consummation of a Liquidation Event, as such term is defined in the Restated Certificate.

3.4 Right of First Offer. Subject to the terms and conditions specified in this Section 3.4 and applicable securities laws, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 3.4, the term “Major Investor” includes any Affiliates of a Major Investor unless such Affiliate is reasonably deemed by the Company to be a competitor of the Company. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Affiliates in such proportions as it deems appropriate; provided that each such party and Affiliate agrees to enter into this Agreement and each of the Voting Agreement and First Refusal and Co-Sale Agreement (as such terms are defined in the Series C Agreement), as an Investor under each such agreement. The Company shall not be obligated to offer or sell any Shares to any person or entity that is a Sanctioned Party.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock, but expressly excluding any shares of, or securities convertible into or exchangeable or exercisable for any shares of, capital stock, units or equity interests of any Affiliate of the Company (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 4.5 (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each Major Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Registrable Securities issued and held by such Major Investor (assuming full conversion, exercise and/or exchange of all convertible, exercisable and/or exchangeable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion, exercise and/or exchange of all convertible, exercisable and/or exchangeable securities outstanding) (the “Pro Rata Share”). At the expiration of such twenty (20) calendar day period, the Company shall promptly, in writing, notify each Major Investor that elects to purchase all the Shares available to it (a “Fully-Exercising Investor”) of (i) any other Major Investor’s failure to do likewise, (ii) the total number of Shares for which Major Investors were entitled to subscribe, but which were not subscribed for by the Major Investors (the “Remaining Shares”) and (iii) such Fully-Exercising Investor’s Oversubscription Amount (as defined below). During the ten (10) calendar day period commencing after the Company has given such notice to each Fully-Exercising Investor, the Fully-Exercising Investors may elect to purchase, in addition to the number of Shares specified above, up to such Fully-Exercising Investor’s Pro Rata Share of the Remaining Shares (such number of shares, the “Oversubscription Amount”) by delivering written notice to the Company indicating the maximum amount of Remaining Shares such Fully-Exercising Investor would like to purchase, which amount may exceed such Fully-Exercising Investor’s Oversubscription Amount (such excess amount, the “Excess Amount”). If one or more Fully-Exercising Investors declines to exercise its option to purchase its respective Oversubscription Amount, or elects to purchase less than its respective Oversubscription Amount, then such rejected Remaining Shares shall automatically be deemed to be accepted by the Fully-Exercising Investors who specified an Excess Amount in their respective notices delivered to the Company (the “Excess Amount Investors”), allocated among such Excess Amount Investors in proportion to the number of shares of Registrable Securities (assuming full conversion, exercise and/or exchange of all convertible, exercisable and/or exchangeable securities then outstanding) issued and held by such Excess Amount Investor bears to the total number of shares of Registrable Securities (assuming full conversion, exercise and/or exchange of all convertible, exercisable and/or exchangeable securities then outstanding) issued and held by all such Excess Amount Investors; provided, that in no event shall an amount greater than an Excess Amount Investor’s Excess Amount be allocated to such Excess Amount Investor.

(c) If all Shares that Major Investors are entitled to obtain pursuant to Section 3.4(b) of this Agreement are not elected to be obtained as provided in Section 3.4(b) of this Agreement, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 3.4(b) of this Agreement, offer the remaining unsubscribed portion of such Shares to any Person or Persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 3.4 shall not apply to securities that constitute “Excluded Securities” (as defined in the Restated Certificate) and in addition shall not be applicable to (i) the issuance and sale of Series C Preferred Stock pursuant to the Series C Agreement, (ii) the issuance of Common Stock issued in the Initial Offering, or (iii) the issuance of securities that are specifically deemed not to be subject to the right of first offer in this Section 3.4 by the written consent or affirmative vote of the Major Investors holding a majority of the Registrable Securities then held by all Major Investors. In addition to the foregoing, the right of first offer in this Section 3.4 shall not be applicable with respect to any Major Investor in any subsequent offering of Shares if (i) at the time of such offering, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.

(e) The rights provided in this Section 3.4 may not be assigned by any Major Investor except as provided in Section 3.4(a).

(f) The covenants set forth in this Section 3.4 shall terminate and be of no further force or effect upon the consummation of (i) the Initial Offering (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction) or (ii) a Liquidation Event, as such term is defined in the Restated Certificate.

3.5 Observer Rights.

(a) As long as New Leaf Ventures IV, L.P. and New Leaf Biopharma Opportunities II, L.P. together with their Affiliates (“New Leaf”), (i) continues to hold at least 117,727 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock), which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like and (ii) is not a Defaulting Investor, the Company shall invite a representative who is a full-time employee of New Leaf to attend all meetings of the Board in a nonvoting observer capacity (the “New Leaf Observer”) and, in this respect, shall give such New Leaf Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to the directors; provided, however, that the New Leaf Observer may be excluded from access to any material or meeting or portion thereof to the extent that the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, to avoid the disclosure of trade secrets, to avoid a conflict of interest or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to New Leaf’s concerns regarding significant business issues facing the Company.

(b) As long as Redmile Biopharma Investments II, L.P., together with its Affiliates (“Redmile”), (i) continues to hold at least 415,508 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock), which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like and (ii) is not a Defaulting Investor, the Company shall invite a representative who is a full-time employee of Redmile to attend all meetings of the Board in a nonvoting observer capacity (the “Redmile Observer”) and, in this respect, shall give such Redmile Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that the Redmile Observer may be excluded from access to any material or meeting or portion thereof to the extent that the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, to avoid the disclosure of trade secrets, to avoid a conflict of interest or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to Redmile’s concerns regarding significant business issues facing the Company.

(c) As long as Aventis Inc., together with its Affiliates (“Sanofi”), (i) continues to hold at least 923,354 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock), which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like and (ii) is not a Defaulting Investor, the Company shall invite a representative who is a full-time employee of Sanofi to attend all meetings of the Board in a nonvoting observer capacity (the “Sanofi Observer”) and, in this respect, shall give such Sanofi Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that the Sanofi Observer may be excluded from access to any material or meeting or portion thereof to the extent that the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, to avoid the disclosure of trade secrets, to avoid a conflict of interest or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to Sanofi’s concerns regarding significant business issues facing the Company.

(d) As long as LSP 7 Coöperatief U.A., together with its Affiliates (“EQT”), (i) continues to hold at least 923,354 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock), which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like and (ii) is not a Defaulting Investor, the Company shall invite a representative who is a full-time employee of EQT to attend all meetings of the Board in a nonvoting observer capacity (the “EQT Observer”) and, in this respect, shall give such EQT Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that the EQT Observer may be excluded from access to any material or meeting or portion thereof to the extent that the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, to avoid the disclosure of trade secrets, to avoid a conflict of interest or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to EQT’s concerns regarding significant business issues facing the Company.

(e) On and after the date of this Agreement, if the Board constitutes a committee of the Board, other than an audit committee, compensation committee or nominating and corporate governance committee, each of the New Leaf Observer, the Redmile Observer, the Sanofi Observer and the EQT Observer (collectively, the “Observers”) shall be offered the right to attend the meetings of such committee in a nonvoting observer capacity and receive copies of all notices, minutes, consents and other materials that the Company provides to the committee at the same time and in the same manner as provided to such committee; provided, however, that each of the Observers may be excluded from access to any material or meeting or portion thereof to the extent that the Board or such committee determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, to avoid the disclosure of trade secrets, to avoid a conflict of interest or for other similar reasons.

3.6 Directors’ and Officers’ Insurance. The Company has as of the date hereof or shall within ninety (90) days of the date hereof use its commercially reasonable efforts to obtain from financially sound and reputable insurers directors and officers liability insurance in an amount and on terms and conditions satisfactory to the Requisite Preferred Director Vote, and will use its commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Requisite Preferred Director Vote determines that such insurance should be discontinued.

3.7 Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form approved by the Requisite Preferred Director Vote, or a consulting agreement containing substantially similar proprietary rights assignment and confidentiality provisions and which consulting agreement(s) may include standard exceptions.

3.8 Employee Agreements. Unless otherwise approved by the Requisite Preferred Director Vote, all future employees of the Company who shall purchase, or receive options to purchase, shares of Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for (a) vesting of shares over a four (4) year period with the first twenty five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty six (36) months thereafter and (b) a one hundred and eighty (180)-day lockup period in connection with the Initial Offering. The Company shall retain a right of first refusal on transfers until the Initial Offering and the right to repurchase unvested shares at cost.

3.9 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

3.10 Confidentiality. Each Investor hereby acknowledges that by virtue of such Investor’s investment into the Company, such Investor may have access, or the Company may allow such Investor access, to business, technical, other information, materials and/or ideas (“Proprietary Information,” which term shall include, without limitation, anything such Investor learns or discovers as a result of exposure to or analysis of any Proprietary Information). Therefore, each Investor hereby agrees that such Investor will hold in confidence and will not possess or use (except as required to evaluate the proposed business relationship within the U.S. or to monitor its investment in the Company) or disclose any Proprietary Information without the prior written consent of the Board, except such information that (a) was in the public domain prior to the time it was furnished to such Investor, (b) is or becomes (through no willful improper action or inaction by such Investor) generally available to the public, (c) was in its possession or known by such Investor without restriction prior to receipt from the Company, (d) was rightfully disclosed to such Investor by a third party without restriction, or (e) was independently developed by such Investor without any use of the Company’s confidential information; provided, however, that an Investor may disclose Proprietary Information to (i) its legal counsel, accountants or representatives for such Investor to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company and who are bound by a duty of confidentiality at least as restrictive as those contained herein, or (ii) as may be required to be disclosed by law, rule, regulation or court or other governmental order, including, without limitation, the rules of any national securities exchange, association or marketplace, provided that, to the extent permitted by law, the Investor shall notify the Company of any such disclosure requirement as soon as practicable and reasonably cooperates with the Company (at the Company’s cost) if the Company seeks a protective order or other remedy in respect of any such disclosure; and furnishes only that portion of the Proprietary Information which the Investor is legally required to disclose. Notwithstanding the foregoing, each Investor that is a limited partnership or limited liability company may disclose such proprietary or confidential information to any former partners or members who retained an economic interest in such Investor, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such Investor (or any employee or representative of any of the foregoing) (each of the foregoing Persons, a “Permitted Disclosee”). Furthermore, nothing contained herein shall prevent any Investor or any Permitted Disclosee from, nor shall either of them be subject to liability for any claim arising out of entering into any business, entering into any agreement with a third party, investing in or engaging in investment discussions with, or serving on the Board of Directors of any other company (whether or not competitive with the Company and whether or not such activity is detrimental to the Company), provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 3.10, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities. Each Investor agrees, severally and not jointly, to use the same degree of care as such Investor uses to protect its own confidential information for any Proprietary Information obtained pursuant to this Agreement which the Company identifies in writing as being proprietary or confidential. Each Investor agrees that is will not reverse engineer or attempt to derive the composition or underlying information, structure or ideas of any Proprietary Information. The foregoing does not grant any Investor a license in or to any of the Proprietary Information. In accordance herewith, each Investor also acknowledges and agrees that due to the unique nature of the Proprietary Information, any breach of this Section 3.10 would cause irreparable harm to the Company for which damages are not an adequate remedy, and that the Company shall therefore be entitled to equitable relief in addition to all other remedies available at law.

(b) To the maximum extent permitted by applicable law, subject to the provisions of this Agreement, the Board shall have the right to keep confidential from the Investors or other Persons, for such period of time as the Board deems reasonable, any information (including, to the extent permitted by applicable law, any information for which a stockholder or officer of a corporation may otherwise be entitled to obtain or examine) which the Board reasonably in good faith believes to be in the nature of trade secrets or other information the disclosure of which the Board reasonably in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

3.11 Right to Conduct Activities. The Company hereby agrees and acknowledges that Nextech VIII SCSp, Westlake BioPartners Fund II, L.P., OrbiMed Private Investments VII, LP, OrbiMed Genesis Master Fund, LP, Blue Owl Healthcare Opportunities EF III, LP, Blue Owl Healthcare Opportunities III LP, Blue Owl Healthcare Opportunities IV LP, Blue Owl Healthcare Opportunities EF IV LP, Redmile Biopharma Investments II, L.P., Cormorant Private Healthcare Funds II, LP, Cormorant Global Healthcare Master Fund, LP, Cormorant Private Healthcare Fund IV, LP, Cormorant Private Healthcare Fund V, LP, New Leaf Ventures IV, L.P., New Leaf Biopharma Opportunities II, L.P., RA Capital Healthcare Fund, L.P., RA Capital Nexus Fund, L.P., Blackwell Partners LLC – Series A, HBM Healthcare Investments (Cayman) Ltd., MC Longevity LP, LSP 7 Coöperatief U.A. and (together with each of their respective Affiliates, the “VC Funds”) are professional investment organizations, and as such review the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). Nothing in this Agreement shall preclude or in any way restrict the VC Funds from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company; and the Company hereby agrees that, to the extent permitted under applicable law, the VC Funds shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by the VC Funds in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of the VC Funds to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the VC Funds from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

3.12 Matters Requiring Preferred Director Approval. During such time or times as the holders of Preferred Stock are entitled to elect one or more Preferred Directors and at least one such Preferred Director seat is filled, the Company hereby covenants and agrees that it shall not, without the Requisite Preferred Director Vote:

(a) undertake any of the matters set forth in Article IV(B), Section 4(d)(ii) (Additional Stock) of the Restated Certificate that require the approval of the Board;

(b) approve, or permit any subsidiary to approve, a material acquisition or material divestiture of all or substantially all of the equity securities or assets of another entity, business or enterprise;

(c) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(d) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business;

(e) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(f) incur any indebtedness not already included in the Approved Annual Budget, other than trade credit incurred in the ordinary course of business or indebtedness that is not in excess of $250,000;

(g) hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(h) approve any material interim changes to the Approved Annual Budget;

(i) enter into, or permit any subsidiary to enter into, a transaction or agreement with any director or executive officer of the Company or any stockholder of the Company who holds greater than 5% of the then-outstanding shares of the Company, or any of their respective Affiliates or their respective immediate family members (each an “Interested Party”), that (A) involves the payment, contribution, or assignment by the Company of money, assets or other value greater than $120,000 a year and (B) is a transaction in which an Interested Party has a direct or indirect material interest; provided, however, that the foregoing shall exclude, and no approval pursuant to this Section 3.12(i) shall be needed for, any transactions contemplated by the Transaction Agreements (as defined in the Series C Agreement), any transactions in existence on the date of this Agreement, any compensatory arrangement or benefit that applies to the executive officers and a material number of employees and/or consultants of the Company, routine employment matters, and standard director indemnification agreements;

(j) enter into, or permit any subsidiary to enter into, any material contract that is outside the ordinary course of business (unless contemplated by the Annual Approved Budget) or is not on arms’ length terms and, in either case, involves payments, contributions, or an assignment of assets by or to the Company of a value greater than $1,000,000;

(k) (i) commence, or permit any subsidiary to commence, any material litigation, arbitration or proceeding that the Company reasonably expects will result in expenditures by or losses to the Company in an amount greater than $1,000,000 (provided that the Company shall not require such prior approval if the delay caused by obtaining such approval could reasonably materially prejudice the Company), or (ii) settle, or permit any subsidiary to settle, any material claim, litigation, arbitration or proceeding in an amount greater than $1,000,000 or that would otherwise materially impact the Company or its business;

(l) make any material change to the Company’s accounting policies, unless such change is to comply with applicable law or is approved by the Company’s audit committee upon advice of the Company’s independent auditor or legal counsel;

(m) sell, assign, license, pledge, or encumber, or permit any subsidiary to sell, assign, license, pledge, or encumber, material technology or intellectual property, other than in connection with ordinary course product sales or licenses; or

(n) enter into, or permit any subsidiary to enter into, any corporate strategic relationship involving the payment, contribution, or assignment by the Company of money or assets having a value (as determined by the Board in a manner consistent with the agreements governing such relationship) greater than $1,000,000.

3.13 FCPA. The Company covenants that it shall not (and shall not permit any of its direct or indirect subsidiaries or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value, directly or indirectly, to any third party, including any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its direct or indirect subsidiaries to) cease all of its or their respective known activities, as well as remediate any known actions taken by the Company, its subsidiaries, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its direct or indirect subsidiaries to) implement within 90 days of the date of this Agreement, and thereafter maintain, commercially reasonable systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to provide reasonable assurances regarding compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. After the date that is 90 days following the date of this Agreement, upon written request by a Major Investor, the Company agrees to provide responsive information and/or certifications to such Major Investor concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Major Investor if the Company becomes aware of any Enforcement Action (as defined in the Series C Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future to make commercially reasonable efforts to comply with the FCPA. The Company shall use its commercially reasonable efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

3.14 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

3.15 Termination of Certain Covenants. The covenants set forth in Sections 3.5, 3.6, 3.7, 3.8, 3.12 and 3.13 shall terminate and be of no further force or effect upon the consummation of (a) the Initial Offering, (b) with respect to any Investor that is or becomes a Sanctioned Party, for so long as such Investor is a Sanctioned Party or (c) a Liquidation Event, as that term is defined in the Restated Certificate, whichever occurs first.

4. Miscellaneous.

4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including, without limitation, permitted transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

4.3 Counterparts. This Agreement may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5 Notices.

(a) All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices and other communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto or Schedule A hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 4.5) and if notice is delivered to the Company, a copy which shall not constitute notice shall be delivered to Cooley LLP, 10265 Science Center Drive, San Diego, California 92121, Attention: Charles Bair and Sara Semnani, email: [***] and [***].

(b) Each party to this Agreement consents to the delivery of any stockholder notice pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), as amended or superseded from time to time, by electronic mail pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such party’s name on Schedule A hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic mail is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each party to this Agreement agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

(c) Notwithstanding any of the foregoing, with respect to HBM Healthcare Investments (Cayman) Ltd. (“HBM”), only a nationally recognized courier service (such as FedEx or DHL) shall be used to effectuate the delivery of any notices pursuant to this Section 4.5, and such notice or other communication for purpose of this Agreement shall not be treated as effective or having been given if some other delivery method is utilized; provided, however, that if such notice is being sent internationally, it shall not be deemed defective if such courier does not deliver such notice on the next business day following deposit (provided that such notice shall be deemed delivered on the date of delivery by such courier service), and provided, further, that HBM may agree to receive notice in some other manner set forth in this Section 4.5 by written election; and a copy (which shall not constitute notice) shall also be sent to Sidley Austin LLP, 1999 Avenue of the Stars, 17th Floor, Los Angeles, California 90067, Attention: Mehdi Khodadad.

4.6 Entire Agreement; Amendments. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement (other than Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 4.6(a), Section 4.6(b), Section 4.6(c) and Section 4.6(d)) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Requisite Holders (as defined in the Restated Certificate). Any amendment or waiver effected in accordance with this Section 4.6 shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and the Company. For the avoidance of doubt, Registrable Securities do not include any shares held by a person or entity that is a Sanctioned Party.

(a) The provisions of Section 3.1, Section 3.2, Section 3.3, Section 3.4 and this Section 4.6(a) may be amended, modified, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Major Investors holding a majority of the Registrable Securities then held by all of the Major Investors;

(b) So long as New Leaf (i) continues to hold at least 117,727 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock), which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like and (ii) is not a Defaulting Investor, the provisions of Section 3.5(a), Section 3.5(e) (as it applies to New Leaf) and this Section 4.6(b) may be amended, modified, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of New Leaf;

(c) So long as Redmile (i) continues to hold at least 415,508 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock), which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like and (ii) is not a Defaulting Investor, the provisions of Section 3.5(b), Section 3.5(e) (as it applies to Redmile) and this Section 4.6(c) may be amended, modified, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Redmile;

(d) So long as Sanofi (i) continues to hold at least 923,354 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock), which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like and (ii) is not a Defaulting Investor, the provisions of Section 3.5(c), Section 3.5(e) (as it applies to Sanofi) and this Section 4.6(d) may be amended, modified, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Sanofi; and

(e) So long as EQT (i) continues to hold at least 923,354 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock), which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like and (ii) is not a Defaulting Investor, the provisions of Section 3.5(d), Section 3.5(e) (as it applies to EQT), and this Section 4.6(e) may be amended, modified, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of EQT.

(f) Notwithstanding anything to the contrary, this Agreement may not be amended, modified, terminated, or waived and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion; provided, however, if, after giving effect to any waiver of Section 3.4 or any provision pertaining to Section 3.4 with respect to a particular transaction, a waiving Major Investor in fact purchases Shares in such transaction (such Major Investor, a “Participating Investor”), the aforementioned waiver shall be deemed to apply to any Major Investor only if that Major Investor has been provided the opportunity to purchase a proportional number of the Shares in such transaction based on the pro rata purchase right of each Major Investor set forth in Section 3.4, assuming a transaction size determined based upon the amount purchased by the Participating Investor that invested the largest percentage in such transaction; and

(g) The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto whose rights and/or obligations were affected by such amendment, modification, termination, or waiver and that did not consent in writing to such amendment, modification, termination, or waiver; provided that the failure to provide such notice shall not invalidate any amendment, modification, termination or waiver in accordance with this Section 4.6.

4.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including, without limitation, affiliated venture capital funds or venture capital funds under common investment management) or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

4.10 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the foregoing courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

4.11 Prior Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

4.12 Defaulting Investors. Notwithstanding anything to the contrary in this Agreement, any Defaulting Investor shall have no rights as an “Investor” under this Agreement with respect to the Subject Shares (as defined in the Series C Agreement) converted pursuant to the “Special Mandatory Conversion” provisions of the Restated Certificate; provided that such Defaulting Investor shall remain subject to all the obligations under this Agreement with respect to the Subject Shares converted pursuant to such Special Mandatory Conversion provisions, including but not limited to Section 2.12 and Section 3.10 hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ELECTRA THERAPEUTICS, INC.

By:	/s/ Quehuong (Kathy) Dong
Name:	Quehuong (Kathy) Dong
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTOR:

AVENTIS, INC.

By:	/s/ Brian Bronk
Name:	Brian Bronk
Title:	Authorized Signatory

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:

BLUE OWL HEALTHCARE OPPORTUNITIES EF III LP

By:	Blue Owl Healthcare Opportunities GP III LLC
Its:	General Partner

By:	/s/ Kevin Raidy
Name:	Kevin Raidy
Title:	Authorized Signatory

BLUE OWL HEALTHCARE OPPORTUNITIES EF IV LP

By:	Blue Owl Healthcare Opportunities GP IV LLC
Its:	General Partner

By:	/s/ Kevin Raidy
Name:	Kevin Raidy
Title:	Authorized Signatory

BLUE OWL HEALTHCARE OPPORTUNITIES III LP

By:	Blue Owl Healthcare Opportunities GP III LLC
Its:	General Partner

By:	/s/ Kevin Raidy
Name:	Kevin Raidy
Title:	Authorized Signatory

BLUE OWL HEALTHCARE OPPORTUNITIES IV LP

By:	Blue Owl Healthcare Opportunities GP IV LLC
Its:	General Partner

By:	/s/ Kevin Raidy
Name:	Kevin Raidy
Title:	Authorized Signatory

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:

CORMORANT PRIVATE HEALTHCARE FUND II, LP

By:	Cormorant Private Healthcare GP II, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member

CORMORANT PRIVATE HEALTHCARE FUND IV, LP

By:	Cormorant Private Healthcare GP IV, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member

CORMORANT PRIVATE HEALTHCARE FUND V, LP

By:	Cormorant Private Healthcare GP V, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member

CORMORANT GLOBAL HEALTHCARE MASTER FUND, LP

By:	Cormorant Global Healthcare GP, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

ELECTRA THERAPEUTICS LLC

By:	/s/ Quehuong (Kathy) Dong
Name:	Quehuong (Kathy) Dong
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTOR:

HBM HEALTHCARE INVESTMENTS (CAYMAN) LTD.

By:	/s/ Jean-Marc LeSieur
Name:	Jean-Marc LeSieur
Title:	Managing Director

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTOR:

LSP 7 COÖPERATIEF U.A.

By:	LSP 7 Management B.V.
Its:	Sole Director

By:	/s/ Martijn Kleijwegt
Name:	Martijn Kleijwegt
Title:	Director

By:	/s/ René Kuijten
Name:	René Kuijten
Title:	Director

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTOR:

MC LONGEVITY, LP, acting by its general partner,

MC Longevity GP, LP, in turn acting by its general partner,

MC Longevity GP, LLC

By:	/s/ Rodney Cannon
Name:	Rodney Cannon
Title:	Authorized Signatory

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:

NEW LEAF VENTURES IV, L.P.

By:	New Leaf Venture Associates IV, L.P.
Its:	General Partner

By:	New Leaf Venture Management IV, L.L.C.
Its:	General Partner

By:	/s/ Craig L. Slutzkin
Name:	Craig L. Slutzkin
Title:	Chief Financial Officer

NEW LEAF BIOPHARMA OPPORTUNITIES II, L.P.

By:	New Leaf BPO Associates II, L.P.
Its:	General Partner

By:	New Leaf BPO Management II, L.L.C.
Its:	General Partner

By:	/s/ Craig L. Slutzkin
Name:	Craig L. Slutzkin
Title:	Chief Financial Officer

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

NEXTECH VIII SCSP

By:	/s/ Ian Charoub
Name:	Ian Charoub
Title:	Manager of Nextech VIII GP S.à.r.l

By:	/s/ Costas Constantinides
Name:	Costas Constantinides
Title:	Manager of Nextech VIII GP S.à.r.l

Address: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

[***]

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:

ORBIMED PRIVATE INVESTMENTS VII, LP

By:	OrbiMed Capital GP VII LLC
Its:	General Partner

By:	OrbiMed Advisors LLC
Its:	Managing Member

By:	/s/ Carl Gordon
Name:	Carl Gordon
Title:	Member

ORBIMED GENESIS MASTER FUND, L.P.

By:	OrbiMed Genesis GP LLC
Its:	General Partner

By:	OrbiMed Advisors LLC
Its:	Managing Member

By:	/s/ Carl Gordon
Name:	Carl Gordon
Title:	Member

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:

RA CAPITAL HEALTHCARE FUND, L.P.

By:	RA Capital Healthcare Fund GP, LLC
Its:	General Partner

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Manager

RA CAPITAL NEXUS FUND, L.P.

By:	RA Capital Nexus Fund GP, LLC
Its:	General Partner

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Manager

RA CAPITAL NEXUS FUND III, L.P.

By:	RA Capital Nexus Fund III GP, LLC
Its:	General Partner

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Manager

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTOR:

REDMILE BIOPHARMA INVESTMENTS II, L.P.

By:	Redmile Biopharma Investments II (GP), LLC
Its:	General Partner

By:	/s/ Joshua Garcia
Name:	Joshua Garcia
Title:	Authorized Signatory

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTOR:

WESTLAKE BIOPARTNERS FUND II, L.P.

By:	Westlake BioPartners GP II, LLC
Its:	General Partner

By:	/s/ Beth Seidenberg
Name:	Beth Seidenberg
Title:	Managing Director

SIGNATURE PAGE TO ELECTRA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

SCHEDULE OF INVESTORS

[***]